UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 15, 2006

OPTICAL SENSORS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-27600	41-164359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7615 Golden Triangle Drive, Suite C Minneapolis, Minnesota	55344-3733
(Address of Principal Executive Offices)	(Zip Code)

(952) 944-5857

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 15, 2006, Optical Sensors Incorporated d/b/a väsamed (the “Company”) executed a Joinder Agreement to Stock Purchase Agreement with Hayden R. Fleming and LaDonna M. Fleming Revocable Trust, an affiliate of Circle F Ventures, LLC, for the conversion of cash advances in the amount of $350,000 into 3,889 shares of the Company’s Series C preferred stock, par value $0.01 per share, which are convertible into 155,560 shares of Common Stock. As agent for this transaction, Fleming Securities, Inc. received a warrant to purchase 15,556 shares of Common Stock at an exercise price of $2.70 per common share. The form of Joinder Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 21, 2005.

Pursuant to a Note and Warrant Purchase Agreement dated March 15, 2006, the Trust purchased a Convertible Promissory Note from the Company in the amount of $100,000 with a detachable 5-year warrant to purchase 10,000 shares of the Company’s Common Stock at an initial exercise price of $2.25 per share. The Note is convertible into 1,111 shares of the Company’s Series C preferred stock at a price of $90 per share. The shares of Series C preferred stock, in turn, are convertible into 44,440 shares of Common Stock. As agent for this transaction, Fleming Securities, Inc. received a warrant to purchase 4,444 shares of Common Stock at an exercise price of $2.70 per common share. The form of Note and Warrant Purchase Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 7, 2006.

As a result of the conversion, the purchase of the note and warrant and issuance of the warrant, Circle F Ventures, LLC and its affiliates now beneficially own 6,814,537 shares of the Company’s common stock on an as converted basis representing a 74.6% ownership interest in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL SENSORS INCORPORATED

Dated: March 21, 2006	By:	/s/ Paulita M. LaPlante
Paulita M. LaPlante
President and Chief Executive Officer